EXHIBIT 21.1

List of Subsidiaries

Marizyme Sciences, Inc., a Florida corporation

Somaceutica, Inc., a Delaware corporation

Somahlution, Inc., a Delware corporation

My Health Logic Inc., an Alberta, Canada corporation